November 26, 2002

Securities and Exchange Commission
Washington, D.C.  20549

For the fiscal years ended March 31, 1990 through March 31, 2002, Deloitte & Touche LLP
("Deloitte") served as independent auditor for the FBR American Gas Index Fund, Inc. (the
"Fund"). On June 5, 2002 the Audit Committee of the Fund's Board of Directors (the "Committee") decided not to renew Deloitte's appointment as independent auditors for the Fund, and selected
Tait, Weller & Baker as independent auditors for the Fund for the fiscal year ended March 31, 2003. The Committee's non-renewal of Deloitte and the selection of Tait, Weller & Baker did not result from any dispute between the Fund and Deloitte, and Deloitte's reports for the last two years did not contain any adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. In addition, during the last two years and through the date of this filing there were no disagreements between the Fund and Deloitte as to any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedure.


/s/Susan L. Silva
Vice President and Controller
FBR American Gas Index Fund, Inc.